                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                             Teknowledge Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    878919208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 23, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [   ]         Rule 13d-1(b)

           [ X ]          Rule 13d-1(c)

           [   ]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    Page 2 of 10
Schedule 13G

CUSIP NO. 878919208

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1.         Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only)

           Henry Partners, L.P.       23-2888396
--------------------------------------------------------------------------------

2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           N/A

           (a)
                 ---------------------
           (b)
                 ---------------------
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Delaware
--------------------------------------------------------------------------------
Number of                 5.         Sole Voting Power
Shares                               -0-
Beneficially              ------------------------------------------------------
Owned by                  6.         Shared Voting Power
Each                                 -0-
Reporting                 ------------------------------------------------------
Person With               7.         Sole Dispositive Power
                                     -0-
                          ------------------------------------------------------
                          8.         Shared Dispositive Power
                                     -0-
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person no shares

--------------------------------------------------------------------------------
10.        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)   [ ]

--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)

           N/A
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           PN
--------------------------------------------------------------------------------

                                                                    Page 3 of 10
Schedule 13G

CUSIP NO. 878919208

1.         Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only)

           Matthew Partners, L.P.     23-3063303
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           N/A

           (a)
                 ---------------------
           (b)
                 ---------------------
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           Delaware
--------------------------------------------------------------------------------
Number of                 5.         Sole Voting Power
Shares                               -0-
Beneficially              ------------------------------------------------------
Owned by                  6.         Shared Voting Power
Each                                 -0-
Reporting                 ------------------------------------------------------
Person With               7.         Sole Dispositive Power
                                     -0-
                          ------------------------------------------------------
                          8.         Shared Dispositive Power
                                     -0-
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person no shares

--------------------------------------------------------------------------------
10.        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)   [ ]

--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)

           N/A
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           PN
--------------------------------------------------------------------------------

                                                                    Page 4 of 10
Schedule 13G

CUSIP No. 878919208

1.         Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only)

           The Coast Fund, L.P.
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)
           N/A

           (a)
                 ---------------------
           (b)
                 ---------------------
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         Citizenship or Place of Organization

           The Cayman Islands
--------------------------------------------------------------------------------
Number of                 5.         Sole Voting Power
Shares                               -0-
Beneficially              ------------------------------------------------------
Owned by                  6.         Shared Voting Power
Each                                 -0-
Reporting                 ------------------------------------------------------
Person With               7.         Sole Dispositive Power
                                     -0-
                          ------------------------------------------------------
                          8.         Shared Dispositive Power
                                     -0-
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person no shares

--------------------------------------------------------------------------------
10.        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)    [ ]

--------------------------------------------------------------------------------
11.        Percent of Class Represented by Amount in Row (9)

           N/A
--------------------------------------------------------------------------------
12.        Type of Reporting Person (See Instructions)

           PN
--------------------------------------------------------------------------------

                                                                    Page 5 of 10
Schedule 13G

CUSIP NO. 878919208


Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only)

           Henry Investment Trust, L.P.         23-2887157
--------------------------------------------------------------------------------
13.        Check the Appropriate Box if a Member of a Group (See Instructions)
           N/A

           (a)
                 ---------------------
           (b)
                 ---------------------
--------------------------------------------------------------------------------
14.        SEC USE ONLY

--------------------------------------------------------------------------------
15.        Citizenship or Place of Organization

           Delaware
--------------------------------------------------------------------------------
Number of                 16.        Sole Voting Power
Shares                               -0-
Beneficially              ------------------------------------------------------
Owned by                  17.        Shared Voting Power
Each                                 -0-
Reporting                 ------------------------------------------------------
Person With               18.        Sole Dispositive Power
                                     -0-
                          ------------------------------------------------------
                          19.        Shared Dispositive Power

                                     -0-
--------------------------------------------------------------------------------
20. Aggregate Amount Beneficially Owned by Each Reporting Person no shares

--------------------------------------------------------------------------------
21.        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)    [ ]

--------------------------------------------------------------------------------
22.        Percent of Class Represented by Amount in Row (9)

           N/A
--------------------------------------------------------------------------------
23.        Type of Reporting Person (See Instructions)

           PN

                                                                    Page 6 of 10
Schedule 13G

CUSIP NO. 878919208

Item 1.

           (a)   Name of Issuer:

                 Teknowledge Corporation

           (b)   Address of Issuer's Principal Executive Offices:

                 1800 Embarcadero Road
                 Palo Alto, California  94303

Item 2.

           (a)   Name of Persons Filing:

                 (1)        Henry Partners, L.P.
                 (2)        Matthew Partners, L.P.
                 (3)        The Coast Fund, L.P.
                 (4)        Henry Investment Trust, L.P.

           (b)   Address of Principal Business Office, if none, Residence:

                 (1)        255 South 17th Street, Suite 2501
                            Philadelphia, PA 19103
                 (2)        255 South 17th Street, Suite 2501
                            Philadelphia, PA 19103
                 (3)        c/o Coast Asset Management, L.P.
                            2450 Colorado Avenue, Suite 100E
                            Santa Monica, California 90404
                 (4)        255 South 17th Street, Suite 2501
                            Philadelphia, PA 19103

           (c)   Citizenship:

                 (1)        Delaware
                 (2)        Delaware
                 (3)        The Cayman Islands
                 (4)        Pennsylvania

           (d)   Title of Class of Securities:

                 Common Stock, $.01 par value per share

           (e)   CUSIP Number:

                 878919208

                                                                    Page 7 of 10
Schedule 13G

CUSIP NO. 878919208

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                 (a)  [ ]   Broker or dealer registered under Section 15 of the
                            Act (15 U.S.C. 78o).

                 (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act
                            (15 U.S.C. 78c).

                 (c)  [ ]   Insurance company as defined in Section 3(a)(19) of
                            the Act (15 U.S.C. 78c).

                 (d)  [ ]   Investment company registered under Section 8 of the
                            Investment Company Act of 1940 (15 U.S.C. 80a-8).

                 (e)  [ ]   An investment adviser in accordance with
                            Section 240.13d-1(b)(1)(ii)(E).

                 (f)  [ ]   An employee benefit plan or endowment fund in
                            accordance with Section 240.13d-(b)(1)(ii)(F).

                 (g)  [ ]   A parent holding company or control person in
                            accordance with Section 240.13d-1(b)(1)(ii)(G).

                 (h)  [ ]   A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act (12 U.S.C. 1813).

                 (i)  [ ]   A church plan that is excluded from the definition
                            of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
                            (15 U.S.C. 80a-3).

                 (j)  [ ]   Group, in accordance with
                            Section 240.13d-(b)(1)(ii)(J).

                  Not applicable.

Item 4. Ownership

         As of August 23, 2005, none of the persons filing this Amendment No. 1 to Schedule 13G beneficially own any shares of common stock of the Issuer.

Item 5. Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

                                                                    Page 8 of 10
Schedule 13G

CUSIP NO. 878919208


Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not applicable.

Item 8. Identification and Classification of Member of the Group

         Not applicable.

Item 9. Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         Not applicable.

                                                                    Page 9 of 10
Schedule 13G

CUSIP NO. 878919208


                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigneds' knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                               HENRY PARTNERS, L.P., by its General Partner,
                                    HENRY INVESTMENT TRUST, L.P., by its
                                    General Partner, CANINE PARTNERS, LLC


Date: August 29, 2005          By: /s/ David W. Wright
                                   ---------------------------------------------
                                       David W. Wright,
                                       President


                               MATTHEW PARTNERS, L.P., by its General Partner,
                                        HENRY INVESTMENT TRUST, L.P., by its
                                        General Partner, CANINE PARTNERS, LLC


Date: August 29, 2005          By: /s/ David W. Wright
                                   ---------------------------------------------
                                       David W. Wright,
                                       President


                               THE COAST FUND L.P.,
                                   By: Coast Offshore Management (Cayman), Ltd.,
                                         Its Managing General Partner


Date: August 29, 2005          By: /s/ Christopher D. Petitt
                                  ----------------------------------------------
                                       Christopher D. Petitt,
                                       Executive Vice President


                               HENRY INVESTMENT TRUST, L.P., by its
                                  General Partner, CANINE PARTNERS, LLC


Date: August 29, 2005          By /s/ David W. Wright
                                  ----------------------------------------------
                                       David W. Wright,
                                       President

                                                                   Page 10 of 10
Schedule 13G

CUSIP NO. 878919208


                             JOINT FILING AGREEMENT

         The undersigned, the Reporting Persons named in this Schedule 13G (the "Schedule 13G"), hereby agree that the Schedule 13G is filed on behalf of each of them and that each Reporting Person is responsible for the timely filing of any amendments to the Schedule 13G. Each Reporting Person further agrees that each of them is responsible for the completeness and accuracy of the information concerning such Reporting Person, respectively, contained in the Schedule 13G and that each of them is not responsible for the completeness or accuracy of the information concerning the other Reporting Persons.

         IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 29th day of August, 2005.

                           HENRY PARTNERS, L.P., by its General Partner,
                                HENRY INVESTMENT TRUST, L.P., by its
                                General Partner, CANINE PARTNERS, LLC


                           By:  /s/ David W. Wright
                              -------------------------------------------------
                                David W. Wright,
                                President


                           MATTHEW PARTNERS, L.P., by its General Partner,
                                HENRY INVESTMENT TRUST, L.P., by its
                                General Partner, CANINE PARTNERS, LLC


                           By: /s/ David W. Wright
                              -------------------------------------------------
                                David W. Wright,
                                President


                           THE COAST FUND L.P.,
                                By:  Coast Offshore Management (Cayman), Ltd.,
                                        Its Managing General Partner


                           By:/s/ Christopher D. Petitt
                              -------------------------------------------------
                                Christopher D. Petitt,
                               Executive Vice President

                           HENRY INVESTMENT TRUST, L.P., by its
                              General Partner, CANINE PARTNERS, LLC


                           By:/s/ David W. Wright
                              -------------------------------------------------
                                David W. Wright,
                                President